UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

TO

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2013

Hilltop Holdings Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-31987	84-1477939
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Crescent Court, Suite 1330
Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 855-2177

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On September 19, 2013, Hilltop Holdings Inc. (“Hilltop” and, collectively with its subsidiaries, the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report that its wholly-owned subsidiary, PlainsCapital Bank (the “Bank”), entered into a Purchase and Assumption Agreement (the “P&A Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”), as receiver of Edinburg, Texas-based First National Bank (“FNB”), and the FDIC whereby the Bank assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of FNB (the “FNB Transaction”). The purchase of FNB’s assets and assumption of its liabilities was effective September 13, 2013 (the “Bank Closing Date”). Pursuant to the P&A Agreement, the Bank and the FDIC entered into loss-share agreements whereby the FDIC agreed to share in the losses of certain loans and other real estate owned (“OREO”) acquired by the Bank. The Company refers to acquired commercial and single family residential loan portfolios and OREO that are subject to the loss-share agreements as “covered loans” and “covered OREO”, respectively. The fair value of the assets acquired was $2.2 billion, including $1.1 billion in covered loans, $286.2 million in securities, $135.2 million in covered OREO and $42.9 million in non-covered loans. The Bank also assumed $2.2 billion in liabilities, consisting primarily of deposits.

This Amendment No. 1 on Form 8-K (this “Amendment”) is being filed to update the disclosures in Item 2.01 of the Original Form 8-K and to provide financial information required by Item 9.01. In accordance with the guidance provided in Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”), and a request for relief granted by the SEC, the Company has omitted certain historical financial information and the related pro forma financial information of FNB required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the FNB Transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution for which audited financial statements are not readily available and in which federal assistance is so persuasive as to substantially reduce the relevance of such information to an assessment of future operations.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, earnings, net interest margin, net interest income, efficiencies achieved through combination of operational processes, liquidity, capital resources, expected reimbursements under the loss-share agreements and other effects of the loss-share agreements. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: (i) changes in the default rate of our loans; (ii) the risk that the benefits from the FNB Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which we operate; (iii) changes in the interest rate environment; (iv) cost and availability of capital; (v) changes in state and federal laws, regulations or policies, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (vi) our participation in governmental programs; (vii) severe catastrophic events in our geographic area; (viii) the application of purchase accounting, as well as the approval of new, or changes in, accounting policies and principles; (ix) risks associated with merger and acquisition integration; (x) our ability to obtain reimbursements for losses on acquired loans under loss-share agreements with the FDIC; (xi) our ability to estimate loan losses; (xii) risks associated with concentration in real estate loans; and (xiii) competition from other banks and financial institutions as well as insurance companies, mortgage bankers, investment banking and financial advisory firms, asset-based non-bank lenders and government agencies. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other reports filed with the SEC.

Section 2 — Financial Information

Item 2.01.                Completion of Acquisition or Disposition of Assets.

As set forth above, on September 13, 2013, the Bank assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of FNB pursuant to the P&A Agreement with the FDIC. Pursuant to the P&A Agreement, the Bank and the FDIC entered into loss-share agreements whereby the FDIC agreed to share in the losses of certain loans and OREO. The Company refers to acquired commercial and single family residential loan portfolios and OREO that are subject to the loss-share agreements as “covered loans” and “covered OREO”, respectively. The fair value of the assets acquired was $2.2 billion, including $1.1 billion in covered loans, $286.2 million in securities, $135.2 million in covered OREO and $42.9 million in non-covered loans. The Bank also assumed $2.2 billion in liabilities, consisting primarily of deposits. The acquisition of FNB’s expansive branch network allowed the Bank to increase its presence in Texas to include the Rio Grande Valley, Houston, Corpus Christi, Laredo and El Paso markets, among others.

Pursuant to the loss-share agreements, the FDIC has agreed to reimburse the Bank the following amounts with respect to the covered loans: (i) 80% of losses on the first $240.4 million of losses incurred; (ii) 0% of losses in excess of $240.4 million up to and including $365.7 million of losses incurred; and (iii) 80% of losses in excess of $365.7 million of losses incurred. The Bank has also agreed to reimburse the FDIC for any subsequent recoveries. The loss-share agreements for commercial and single family residential loans are in effect for 5 years and 10 years, respectively, from the Bank Closing Date, and the loss recovery provisions to the FDIC are in effect for 8 years and 10 years, respectively, from the Bank Closing Date.

In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC approximately ten years following the Bank Closing Date if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

The fair values of the assets acquired and liabilities assumed in the FNB Transaction were determined as described in Note 2 to the statement of assets acquired and liabilities assumed by the Bank, dated September 13, 2013, and the accompanying notes thereto, which is attached hereto as Exhibit 99.1 and incorporated herein by reference (the “Audited Statement”). The amounts are subject to adjustments based upon final settlement with the FDIC. The terms of the P&A Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities and assets of FNB or any of its affiliates not assumed or otherwise purchased by the Bank and with respect to certain other claims by third parties. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of May 2, 2014.

The FDIC bid form provided a list of properties (branches and support facilities) owned by FNB for sale at fixed prices. The Bank purchased 44 properties owned by FNB in connection with its bid for an aggregate purchase price of $59.5 million. For those properties owned by FNB that the Bank declined to purchase in its bid, the Bank had exclusive options to purchase those properties following the Bank Closing Date. In connection with those options, the Bank purchased an additional seven properties owned by FNB for an aggregate purchase price of $4.9 million. The Bank also had an option to assume the leases of properties leased by FNB. The Bank was required to purchase all data management equipment and other certain special assets, furniture, fixtures and equipment, in each case at an appraised value at any properties purchased or leased by the Bank. The Bank paid $10.3 million to the FDIC for furniture, fixtures and data management equipment. The Bank is required to pay rent to the FDIC on properties owned or leased by FNB and furniture and equipment at such properties until it surrenders such properties to the FDIC.

The foregoing summary of the P&A Agreement, including the loss-share agreements, is not complete and is qualified in its entirety by reference to the full text of the P&A Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed September 19, 2013 and is incorporated by reference into this Item 2.01.

Section 9 — Financial Statements and Exhibits

Item 9.01.                Financial Statements and Exhibits.

(a)         Financial Statements of Businesses Acquired.

Discussion

As set forth above, on September 13, 2013, the Bank assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of FNB pursuant to the P&A Agreement with the FDIC. A narrative description of the anticipated effects of the FNB Transaction on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the SEC, and the Audited Statement and the related notes, which is attached hereto as Exhibit 99.1.

The FNB Transaction increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The FNB Transaction was accounted for using the purchase method of accounting, and accordingly, purchased assets, including identifiable intangible assets and assumed liabilities, were recorded at their respective Bank Closing Date fair values using significant estimates and assumptions to value certain identifiable assets acquired and liabilities assumed.

An essential and significant element of the FNB Transaction is the loss-share agreements between the Bank and the FDIC. Under these loss-share agreements, as described in Item 2.01 above, the Company does not expect to incur significant losses. To the extent the actual value realized for the covered loans differ from the estimated amounts, the FDIC Indemnification Asset will generally be impacted in an offsetting manner due to the loss-share support from the FDIC, subject to certain limitations.

A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the bargain purchase gain are presented below (in thousands).

Cost basis net assets on September 13, 2013	$215,000
Cash payment received from the FDIC	45,000
Fair value adjustments:
Securities	(3,341)
Loans	(343,068)
Premises and equipment	3,565
Other real estate owned	(79,273)
FDIC indemnification asset	185,680
Other intangible assets	4,270
Deposits	(8,282)
Other	(6,966)
Bargain purchase gain	$12,585

The bargain purchase gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed.

Financial Condition

The FNB Transaction resulted in significant increases in the Company’s assets and liabilities. The fair value of the assets acquired was $2.2 billion, including $1.1 billion in covered loans, $286.2 million in securities, $135.2 million in covered OREO and $42.9 million in non-covered loans. The Bank also assumed $2.2 billion in liabilities, consisting primarily of deposits.

The following table presents information with respect to the carrying value of certain earning assets acquired, as well as their principal amount and average contractual interest rate and term (dollars in thousands).

			Average	Average
	Book	Fair	Contractual	Months to
	Balance	Value	Interest Rate	Maturity
Interest-earning assets:
Loans, gross:
Commercial and industrial	$121,157	$95,625	5.66%	22
Real estate	1,102,632	854,217	6.33%	127
Construction and land development	245,819	184,916	6.29%	64
Consumer	28,638	24,709	7.05%	7
Investment securities - taxable	289,555	286,214	2.67%	174
Interest-bearing deposits in other financial institutions	251,789	251,789	0.21%	—
Total interest-earning assets	2,039,590	1,697,470
Noninterest-earning assets	437,713	540,742
Total assets	$2,477,303	$2,238,212

Interest-bearing liabilities:
NOW, money market and savings deposits	$372,439	$372,439	0.48%	—
Time deposits	1,454,545	1,462,827	1.19%	11
Total interest-bearing liabilities	1,826,984	1,835,266
Noninterest-bearing liabilities:
Noninterest-bearing deposits	376,474	376,474
Other liabilities	13,845	13,887
Total liabilities	$2,217,303	$2,225,627

Securities Portfolio

The Bank acquired investment securities with an estimated fair value of $286.2 million in the FNB Transaction. The acquired securities consisted of securities available for sale. The following table presents the composition of the investment securities portfolio acquired at the Bank Closing Date (in thousands).

U.S. Treasury securities	$28,000
U.S. government agencies:
Bonds	212,963
Residential mortgage-backed securities	45,251
Total	$286,214

The amortized cost and fair value of securities at the Bank Closing Date are shown by contractual maturity below (dollars in thousands).

	Amortized		Weighted
	Cost	Fair Value	Average Yield
Due in one year or less	$43,000	$43,000	0.01%
Due after one year through five years	—	—	0.00%
Due after five years through ten years	37,647	37,647	3.57%
Due after ten years	160,316	160,316	4.43%
	240,963	240,963	3.51%

Residential mortgage-backed securities	45,251	45,251	3.49%
Total	$286,214	$286,214	3.50%

Subsequent to the Bank Closing Date, securities acquired in the FNB Transaction with a book value of $223.5 million were either sold, matured or called.

Loan Portfolio

As part of the P&A Agreement, the Bank and the FDIC entered into loss-share agreements covering future losses incurred on certain acquired loans. The Company refers to acquired commercial and single family residential loan portfolios that are subject to the loss-share agreements as “covered loans”. Non-covered loans refer to loans not covered by the FDIC loss-share agreements.

The Bank acquired loans both with and without evidence of credit quality deterioration since origination. The Bank’s portfolio of acquired loans had a fair value of $1.2 billion as of the Bank Closing Date, with no carryover of any allowance for loan losses. Acquired loans were segregated between those considered to be purchased credit impaired (“PCI”) loans and those without credit impairment at acquisition. The following table presents details on acquired loans at the Bank Closing Date (in thousands).

	Loans, excluding	PCI	Total
	PCI Loans	Loans	Loans
Commercial and industrial	$47,874	$47,751	$95,625
Real estate	242,998	611,219	854,217
Construction and land development	26,669	158,247	184,916
Consumer	19,095	5,614	24,709
Total	$336,636	$822,831	$1,159,467

The following table presents information about the acquired PCI loans at the Bank Closing Date (in thousands).

Contractually required principal and interest payments	$1,533,667
Nonaccretable difference	542,241
Cash flows expected to be collected	991,426
Accretable difference	168,595
Fair value of loans acquired with a deterioration of credit quality	$822,831

The following table presents information about the acquired loans without credit impairment at the Bank Closing Date (in thousands).

Contractually required principal and interest payments	$466,754
Contractual cash flows not expected to be collected	43,783
Fair value at acquisition	336,636

At the Bank Closing Date, the total nonaccretable difference and accretable yield for covered PCI loans were $537.4 million and $168.0 million, respectively, and $4.8 million and $0.6 million, respectively, for non-covered PCI loans.

At the Bank Closing Date, the Bank estimated the fair value of the FNB Transaction covered and non-covered loan portfolio at $1.2 billion. The estimated fair value of the loan portfolio acquired was determined based on expected cash flows from the portfolio that considered the estimated life of the underlying loans or the value of the collateral on the loans. The estimated cash flows include the effects of estimated prepayments, expected credit losses, adjustments related to market liquidity and prevailing interest rates at the acquisition date.

In the FNB Transaction, the Bank also acquired OREO of $135.2 million, all of which is covered by FDIC loss-share agreements. Acquired OREO subject to FDIC loss-share agreements is referred to as “covered OREO” and was initially recorded at its estimated fair value less estimated selling costs. The FDIC agreed to reimburse the Bank for a substantial portion of any future losses on covered OREO under the terms of the loss-share agreements.

The loss-share agreements are subject to certain servicing procedures as specified in agreements with the FDIC. The expected reimbursements under the loss-share agreements are recorded as an FDIC Indemnification Asset on the Bank’s balance sheet. The FDIC Indemnification Asset represents the present value of the estimated losses on covered loans and covered OREO to be reimbursed by the FDIC. The FDIC Indemnification Asset is initially recorded at fair value, based on the discounted value of expected future cash flows under the loss-share agreements.  The amount ultimately collected for the FDIC Indemnification Asset will be dependent upon various considerations, including, for example, the performance of the underlying covered assets and compliance with the servicing requirements, the timing of the credit losses, and claims submitted to the FDIC. In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC approximately ten years following the Bank Closing Date if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

The covered loans acquired with an estimated fair value of $1.1 billion as of the Bank Closing Date are and will continue to be subject to the Bank’s internal and external credit review and monitoring. To the extent there is experienced or projected credit deterioration on the acquired loans, such deterioration will be measured, and a provision for credit losses will be charged to earnings. These provisions will be partially offset by an increase to the FDIC Indemnification Asset in an amount equal to the FDIC’s loss sharing percentage under the loss-share agreements, which is recognized in noninterest income.

Contractual Maturities and Rate Sensitivity of Loan Portfolio

The following table presents the maturity schedule by portfolio segment of loans acquired considering prepayment assumptions and estimated loan charge-offs, and provides separate analyses with respect to fixed rate loans and floating rate loans as of the Bank Closing Date (in thousands). The amounts shown in the table are unpaid balances.

		More than	3 Years or
	1 Year	1 Year but Less	More but Less	5 Years		Loans by Rate Sensitivity
	or Less	than 3 Years	than 5 Years	or More	Total	Fixed Rate	Floating Rate

Commercial and industrial	$31,411	$17,822	$14,369	$32,023	$95,625	$54,575	$41,050
Real estate	131,391	59,815	72,924	590,087	854,217	562,499	291,718
Construction and land development	45,397	43,248	28,941	67,330	184,916	123,521	61,395
Consumer	14,796	6,595	2,526	792	24,709	22,727	1,982
Total	$222,995	$127,480	$118,760	$690,232	$1,159,467	$763,322	$396,145

Deposits

In the FNB Transaction, the Bank assumed $2.2 billion in deposits at fair value. The following table presents a summary of the deposits assumed and the average interest rates in effect at the Bank Closing Date (dollars in thousands).

		Average
	Amount	Rate Paid
Noninterest-bearing demand	$376,474	0.00%
Interest-bearing:
NOW accounts	57,700	0.21%
Money market	236,720	0.58%
Savings	78,019	0.36%
Time	1,462,827	1.19%
Total	$2,211,740

Pursuant to the P&A Agreement, the Bank had an option to reprice any deposit to current market rates. The Bank subsequently repriced all listing service time deposits assumed of $546.0 million to market interest rates, of which $386.3 million have either matured or been withdrawn by the customer.

At the Bank Closing Date, scheduled maturities of time deposits were as follows (in thousands).

2013	$389,233
2014	587,687
2015	164,932
2016	63,599
2017	24,267
Thereafter	233,109
Total	$1,462,827

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. The Bank applied the Business Combinations Topic of the Accounting Standards Codification, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles in a business combination. The Bank determined the fair value of a core deposit intangible asset to be $4.3 million, which will be amortized on an accelerated basis over 7 years. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, estimated deposit retention, interest rates, age of deposit relationships and the maturities of time deposits. The estimation of the life and value of the core deposit intangible asset acquired is necessarily subjective. The Company does not expect the core deposit intangible asset acquired or its amortization to have a material effect upon future results of operations, liquidity or capital resources.

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to the Company for a variety of reasons, including the:

•                  ability to increase the Bank’s presence in Texas to include the Rio Grande Valley, Houston, Corpus Christi, Laredo and El Paso markets, among others;

•                  attractiveness of immediate core deposit growth with a low cost of funds; and

•                  opportunities to enhance income and efficiency due to the centralization of some functions.

The operations of FNB are included in the Company’s operating results beginning September 14, 2013. For the period from September 14, 2013 through December 31, 2013, FNB’s operations included net interest income of $32.0 million, other revenues of $20.4 million and net income of $18.5 million. Such operating results include a bargain purchase gain of $12.6 million, before taxes of $4.5 million, and are not necessarily indicative of future operating results.

The degree to which the Bank’s operating results may be adversely affected by losses on acquired loans is offset to a significant extent by the loss-share agreements and the related discounts reflected in the fair value of these assets at the Bank Closing Date. The fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Bank’s operating results would only be adversely affected by loan losses on the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below market rate of return.

Acquired loans are recorded at estimated fair value on their purchase date with no carryover of the related allowance for loan losses. On the Bank Closing Date, the estimate of the contractual principal and interest payments for all loans acquired without credit impairment in the FNB Transaction was $466.8 million, contractual cash flows not expected to be collected were $43.8 million and the estimated fair value of the loans was $336.6 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses, and market liquidity and interest rates.

On the Bank Closing Date, contractually required principal and interest payments for all PCI loans acquired in the FNB Transaction was $1.5 billion and the estimated fair value of the loans totaled $822.8 million, net of accretable and nonaccretable yields for acquired PCI loans of $168.6 million and $542.2 million, respectively. The fair value of non-accrual loans was determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and adjustments related to market liquidity and prevailing interest rates at the Bank Closing Date.

The loss-share agreements will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely that a significant amount of the covered loans will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact the Bank’s cash flows. The loss-share agreements may not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Bank exhausts its best efforts at collection, the loss-share agreements will cover a substantial portion of the loss associated with the covered loans.

The effects of the loss-share agreements on cash flows and operating results in the long-term are likely to be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss-share agreements to make payments over time. As the loss-share agreements cover up to a 10-year period (5 years for commercial loans), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as the Bank exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accreted to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources

The Company believes that the Bank’s liquidity position will improve as a result of the FNB Transaction. The Bank acquired $317.7 million in cash and cash equivalents, excluding an initial cash payment received from the FDIC of $45.0 million, and $286.2 million of investment securities. This initial cash payment from the FDIC is subject to adjustment and settlement. Subsequent to the Bank Closing Date, securities acquired in the FNB Transaction with a book value of $223.5 million were either sold, matured or called. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

Deposits of $2.2 billion were also assumed in the FNB Transaction. Of this amount, $748.9 million were in the form of core non-time deposits.

Pursuant to the P&A Agreement, the Bank had an option to reprice any deposit to current market rates. The Bank subsequently repriced all $546.0 million of listing service time deposits assumed to market interest rates, of which $386.3 million have either matured or been withdrawn by the customer. Following the Bank’s election to exercise this option to reprice, the affected customers have the option to withdraw their time deposits prior to maturity without penalty.

The total assets and risk-weighted assets of the Bank and the Company increased as a result of the FNB Transaction. During September 2013, Hilltop and PlainsCapital contributed capital of $35.0 million and $25.0 million, respectively, to the Bank to provide additional capital in connection with the FNB Transaction. The following table shows the Bank’s and the Company’s consolidated actual capital amounts and ratios compared to the regulatory minimum capital requirements and the Bank’s regulatory minimum capital requirements needed to qualify as a “well-capitalized” institution (dollars in thousands), without giving effect to the final Basel III capital rules adopted by the Federal Reserve Board on July 2, 2013. The core deposit intangible identified in the FNB Transaction of $4.3 million is excluded from the Tier 1 and Total capital amounts shown below.

					To Be Well Capitalized
			Minimum Capital		Minimum Capital
	Actual		Requirements		Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Tier 1 capital (to average assets):
Bank	$762,364	9.29%	$328,275	4%	$410,344	5%
Hilltop	1,112,424	12.81%	347,480	4%	N/A	N/A
Tier 1 capital (to risk-weighted assets):
Bank	762,364	13.38%	227,984	4%	341,976	6%
Hilltop	1,112,424	18.53%	240,159	4%	N/A	N/A
Total capital (to risk-weighted assets):
Bank	797,771	14.00%	455,968	8%	569,960	10%
Hilltop	1,148,736	19.13%	480,318	8%	N/A	N/A

Based on the actual capital amounts and ratios shown in the previous table, the Bank’s ratios place it in the “well-capitalized” (as defined) capital category under regulatory requirements.

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by the Bank (a wholly-owned subsidiary of Hilltop Holdings Inc.) related to the FNB Transaction at September 13, 2013 and the accompanying notes thereto.

The Company has omitted certain historical financial information of FNB required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K, and a request for relief granted by the SEC. SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the FNB Transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(b)         Pro Forma Financial Information.

The purchase of assets and assumption of certain liabilities of FNB from the FDIC, as receiver, was sufficiently significant to require disclosure of historical financial statements and related pro forma financial disclosure. Due to the nature and magnitude of the FNB Transaction, coupled with the federal assistance and protection resulting from the FDIC loss-share agreements, historical financial information of FNB is not relevant to future operations. The Company has omitted certain historical financial information and the related pro forma financial information of FNB pursuant to the guidance provided in SAB 1:K, and a request for relief granted by the SEC. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the FNB Transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is so persuasive as to substantially reduce the relevance of such information to an assessment of future operations. Therefore, no additional historical pro forma information regarding FNB is being provided under this Item 9.01(b).

INDEX TO EXHIBITS

Exhibit No.	Description
23.1	Consent of PricewaterhouseCoopers LLP.

99.1	Audited statement of assets acquired and liabilities assumed at September 13, 2013, and notes to statement of assets acquired and liabilities assumed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hilltop Holdings Inc.,
a Maryland corporation

Date: May 5, 2014	By:	/s/ COREY PRESTIDGE
		Name:	Corey G. Prestidge
		Title:	General Counsel & Secretary